UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 11, 2010

Date of Report (Date of earliest event reported)

Rovi Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-53413	26-1739297
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. employer identification number)

2830 De La Cruz Boulevard

Santa Clara, California 95050

(Address of principal executive offices, including zip code)

(408) 562-8400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

On March 11, 2010, Rovi Corporation (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated as representatives of the several Initial Purchasers listed in Schedule 1 thereto (the “Initial Purchasers”), relating to the sale by the Company of $400.0 million aggregate principal amount of the Company’s 2.625% Convertible Senior Notes due 2040 (the “Notes”), in a private offering (the “Note Offering”) to “qualified institutional buyers” in the United States as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Company has also granted the Initial Purchasers a 30-day option to purchase up to an additional $60.0 million aggregate principal amount of the Notes to cover over-allotments. Pursuant to the terms of the Purchase Agreement, the parties have agreed to indemnify each other against certain liabilities, including certain liabilities under the Act.

The Company plans to use (i) approximately $159.6 million of the net proceeds from the Note Offering to pay down all outstanding amounts under its senior secured credit facility, (ii) up to $100 million of the net proceeds of the offering to repurchase shares of its common stock in negotiated transactions with institutional investors, and (iii) up to $75 million of the net proceeds of the offering to repurchase in negotiated transactions with institutional investors a portion of outstanding 2.625% convertible senior notes due 2011 issued by its subsidiary Rovi Solutions Corp. (the “2011 Notes”). Following the offering, the Company may from time to time purchase additional shares of its common stock pursuant to its stock repurchase program or make open market purchases of the 2011 notes, and will use the remaining net proceeds for general corporate purposes.

The Notes are unsecured, unsubordinated obligations of the Company, with interest payable semi-annually in cash at a rate of 2.625% per annum, and will become convertible upon satisfaction of certain conditions. The Notes will be convertible into cash up to the principal amount of the Notes and, with respect to any excess conversion value, into shares of the Company’s common stock. The initial conversion rate is 21.1149 shares per $1,000 principal amount of Notes (equivalent to a base conversion price of approximately $47.36 per share), subject to adjustment on the occurrence of specified events. The Company may redeem for cash, all or part of the Notes at any time on or after February 15, 2015 at a price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest. Holders of the Notes have the right to require the Company to purchase, for cash, all or any portion of their Notes on February 15, 2015, 2020, 2025, 2030 and 2035 at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest.

Subject to certain exceptions, the Company and all of the Company’s directors and executive officers also agreed not to sell or transfer any common stock of the Company for 60 days after March 11, 2010 without first obtaining the written consent of the representatives on behalf of the Initial Purchasers.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above, which is incorporated by reference herein.

ITEM 3.02	Unregistered Sales of Equity Securities.

See Item 1.01 above, which is incorporated by reference herein.

ITEM 8.01	Other Events.

On March 12, 2010, the Company issued a press release announcing the pricing of the Note Offering. A copy of the press release, titled “Rovi Corporation Prices $400 Million of its 2.625% Convertible Senior Notes due 2040,” is attached hereto as Exhibit 99.1 and incorporated by reference herein.

This Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer, solicitation or sale of these securities in any state in which such offer, solicitation or sale would be unlawful. Any offers of the securities would be made only by means of a confidential offering memorandum. These securities have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

This Current Report on Form 8-K includes forward-looking statements regarding future events. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to, statements regarding the anticipated uses of the proceeds from the offering, any statements of expectation or belief, and any statements of assumptions underlying any of the foregoing. These statements are based on current expectations on the date of this report and involve a number of significant risks and uncertainties which may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the anticipated uses of the proceeds from the offering. The Company’s Securities and Exchange Commission filings identify many other risks and uncertainties. Any forward-looking statements that we make in this report speak only as of the date of such statement, and the Company undertakes no obligation to update such statements.

ITEM 9.01	Financial Statements and Exhibits

(d) Exhibits.

Number	Description

99.1	Press Release titled “Rovi Corporation Prices $400 Million of its 2.625% Convertible Senior Notes due 2040” dated March 12, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rovi Corporation
(Registrant)

Date: March 11, 2010	By:	/S/ STEPHEN YU
Stephen Yu
EVP and General Counsel

EXHIBIT INDEX

Number	Description

99.1	Press Release titled “Rovi Corporation Prices $400 Million of its 2.625% Convertible Senior Notes due 2040” dated March 12, 2010